Filed Pursuant to Rule 424B2
Registration No. 333-133541

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 5, 2006)

$250,000,000

San Diego Gas & Electric Company

6.125% First Mortgage Bonds, Series FFF, Due 2037

The 6.125% First Mortgage Bonds, Series FFF, Due 2037 will mature on September 15, 2037. Interest on the Series FFF bonds will accrue from September 20, 2007 and is payable on March 15 and September 15 of each year, beginning on March 15, 2008. The Series FFF bonds will be redeemable prior to maturity, at our option, at the redemption prices and under the circumstances described in this prospectus supplement.

	Per Series FFF Bond	Total

Price to investors(1)	99.688%	$249,220,000

Underwriting discounts	0.875%	$2,187,500

Proceeds to San Diego Gas & Electric Company(1)	98.813%	$247,032,500

(1)	Plus accrued interest from September 20, 2007 if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

It is expected that delivery of the Series FFF bonds will be in book entry form through The Depository Trust Company on September 20, 2007.

Deutsche Bank Securities

CALYON

Wachovia Securities

Merrill Lynch & Co.	Morgan Stanley

Blaylock & Company, Inc.

Guzman & Company

Loop Capital Markets, LLC

Utendahl Capital Partners, L.P.

The date of this prospectus supplement is September 17, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell Series FFF bonds and seeking offers to buy Series FFF bonds only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of the Series FFF bonds.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Series FFF bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

PROSPECTUS SUPPLEMENT

PROSPECTUS

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words like “estimates,” “believes,” “expects,” “anticipates,” “plans,” “intends,” “may,” “could,” “would” and “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional and national economic, competitive, political, legislative and regulatory conditions and developments;

•

actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other environmental and regulatory bodies in the United States;

•	capital markets conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	the availability of electricity, natural gas and liquified natural gas, weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory, environmental and legal decisions and requirements;

•	the status of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

Investing in the Series FFF bonds involves risk. In addition to the foregoing, please see the “Business and Risk Factors” and “Information Regarding Forward-Looking Statements” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of the Series FFF bonds.

You are cautioned not to rely unduly on any forward-looking statements and are urged to review and consider carefully the risks, uncertainties and other factors which are discussed in more detail in our reports and other documents on file with the Securities and Exchange Commission. You may obtain copies of these reports and documents as described under “Where You Can Find More Information” in the accompanying prospectus.

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SAN DIEGO GAS & ELECTRIC COMPANY

We are a public utility serving 3.4 million consumers in a 4,100 square mile service territory encompassing San Diego County, California and an adjacent portion of Orange County, California. We generate, purchase and distribute electricity through 1.4 million electric meters and purchase and distribute natural gas through approximately 830,000 gas meters. We are an indirect subsidiary of Sempra Energy, a California-based Fortune 500 company. For additional information concerning us, you should refer to the information described under the caption “Where You Can Find More Information” in the accompanying prospectus.

Our offices are located at 8326 Century Park Court, San Diego, California 92123 and our telephone number is (619) 696-2000.

The terms “we,” “our,” “us” and “SDG&E” are used in this document for purposes of convenience and are intended to refer to San Diego Gas & Electric Company and its subsidiaries, either individually or collectively, as the context may require.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2007 on an actual basis and on an as adjusted basis to reflect the sale of the Series FFF bonds.

	June 30, 2007
	Actual	As Adjusted
	(In millions)
Debt:
Short-term debt	$30	$30
Long-term debt (including current portion):
First mortgage bonds:
6.8% First Mortgage Bonds, Series KK, Due 2015	14	14
5.85% First Mortgage Bonds, Series RR, Due 2021	60	60
5% to 5.25% First Mortgage Bonds, Series OO, Due 2027	150	150
2.516% to 2.832% First Mortgage Bonds, Series VV-ZZ, Due 2034(1)	176	176
2.8275% First Mortgage Bonds, Series AAA, Due 2039(1)	75	75
5.35% First Mortgage Bonds, Series BBB, Due 2035	250	250
5.3% First Mortgage Bonds, Series CCC, Due 2015	250	250
6.0% First Mortgage Bonds, Series DDD, Due 2026	250	250
3.7% First Mortgage Bonds, Series EEE, Due 2018	161	161
6.125% First Mortgage Bonds, Series FFF, Due 2037	—	250

	1,386	1,636

6.37% Rate-reduction bonds, payable annually through 2007(2)	33	33

Unsecured debt:
5.9% Due 2014	130	130
5.3% Due 2021	39	39
5.5% Due 2021	60	60
4.9% Due 2023	25	25

	254	254

Capitalized lease	7	7
Unamortized discount on long-term debt	(2)	(2)

Total long-term debt	1,678	1,928

Total debt	1,708	1,958

Shareholders’ equity:
Preferred stock (excluding shares subject to mandatory redemption provisions)	79	79
Common stock	1,138	1,138
Retained earnings	908	908
Accumulated other comprehensive income (loss)	(14)	(14)

Total shareholders’ equity	2,111	2,111

Total capitalization	$3,819	4,069

(1)	After floating-to-fixed rate swaps expiring in 2009.
(2)	The rate-reduction bonds are being repaid over ten years by our residential and small-commercial customers through a specified charge on their electricity bills. These bonds are secured by the revenue streams collected from customers and are not secured by, or payable from, utility assets. We expect to redeem the outstanding balance of the bonds in September 2007.

USE OF PROCEEDS

The net proceeds from the sale of the Series FFF Bonds will become part of our general treasury funds and will be used to replenish amounts expended and to be expended for the expansion and betterment of our utility plant. We estimate that the expenses for this offering, excluding underwriting discounts, will be approximately $250,000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for each of the five years in the five-year period ended December 31, 2006 and for the six-month period ended June 30, 2007:

	Years Ended December 31,					Six Months Ended June 30, 2007
	2002	2003	2004	2005	2006
Ratio of Earnings to Fixed Charges	4.52	7.09	5.93	5.44	4.74	4.67

S UPPLEMENTAL DESCRIPTION OF FIRST MORTGAGE BONDS

The Series FFF bonds offered by this prospectus supplement are a series of our first mortgage bonds as described below and in the accompanying prospectus. The Series FFF bonds will be issued under a supplemental indenture between us, as issuer, and U.S. Bank National Association, as trustee. We have summarized below selected provisions of the supplemental indenture applicable to the Series FFF bonds. The summary of the provisions of our first mortgage bonds contained in the accompanying prospectus applies to the provisions of the Series FFF bonds, except that the summary of selected provisions of the Series FFF bonds and the supplemental indenture set forth below supplement and, to the extent inconsistent, supersede and replace the description of the general terms and provisions of our first mortgage bonds and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the Series FFF bonds and the indenture. Terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the supplemental indenture or the indenture.

General

The Series FFF bonds will constitute a series of first mortgage bonds under the indenture, initially limited to $250 million aggregate principal amount.

The Series FFF bonds will mature on September 15, 2037. The Series FFF bonds will bear interest at the rate of 6.125% per annum, accruing from September 20, 2007. Interest on the Series FFF bonds will be payable to the holders thereof semiannually in arrears on March 15 and September 15 of each year, commencing March 15, 2008.

The Series FFF bonds will be redeemable prior to maturity, at our option, at the prices and under the circumstances set forth below under the caption “Optional Redemption.” The Series FFF bonds will not be subject to a sinking fund.

At June 30, 2007, we had outstanding $1,386 million of first mortgage bonds and the book value of our property, plant and equipment subject to the lien of the indenture, less accumulated depreciation and recorded retirement obligations, was approximately $4.2 billion. Our earnings applicable to bond interest for the twelve months ended June 30, 2007 (without giving effect to the issuance of the Series FFF bonds) were in excess of 11 times the annual interest requirements on the bonds then outstanding.

Optional Redemption

We may redeem all or any part of the Series FFF bonds, at our option at any time or from time to time, at the prices set forth below. The redemption price for the Series FFF bonds to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the Series FFF bonds being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Series FFF bonds being redeemed on that redemption date (not including any portion of any payments of accrued and unpaid interest to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on Series FFF bonds that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Series FFF bonds and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

In addition, the Series FFF bonds will be redeemable prior to maturity in the event of a sale, release, the taking by eminent domain, or the purchase by public authority of the property constituting or including all or substantially all of our electric distribution system in the City of San Diego. In that event, the entire proceeds of the disposition will be applicable only to the redemption of bonds (prorated, in amount, as between the bonds of all series then outstanding in proportion to the respective total principal amounts of the bonds of each series outstanding) and, upon our request, amounts applicable to the Series FFF bonds would be applied to redeem Series FFF bonds at 100% of principal amount plus accrued interest to the redemption date.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the Series FFF bonds to be redeemed. Once notice of redemption is mailed, the Series FFF bonds called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Redemption will not be conditional upon receipt by the trustee of monies sufficient to pay the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Series FFF bonds or portions thereof called for redemption. We will pay the redemption price and any accrued interest once the Series FFF bonds are surrendered for redemption. If only a portion of the Series FFF bonds are redeemed, the trustee will deliver new Series FFF bonds for the remaining portion without charge.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Series FFF bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Series FFF bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, or (B) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (or their affiliates which are Primary Treasury Dealers) and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

In the event that we elect to redeem only a portion of the Series FFF bonds, the bonds to be redeemed shall be selected in accordance with the procedures of The Depository Trust Company, in the case of bonds represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of bonds that are not represented by a global security.

Other

We may, from time to time, without notice to or the consent of the holders of the Series FFF bonds, increase the principal amount of this series of first mortgage bonds under the indenture and issue such increased principal amount, or any portion thereof. Any additional Series FFF bonds so issued shall have the same form and terms (other than the date of issuance, under certain circumstances, the date from which interest thereon shall begin to accrue and the first payment date) as the Series FFF bonds previously issued and shall form a single series with the previously issued Series FFF bonds.

The Series FFF bonds initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depository, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the Series FFF bonds that you purchase except under the limited circumstances described under the caption “Global Securities” of the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 17, 2007, the underwriters named below, for whom Deutsche Bank Securities Inc., Calyon Securities (USA) Inc. and Wachovia Capital Markets, LLC are acting as representatives, have agreed, severally and not jointly, to purchase, and we have agreed to sell to them, severally and not jointly, the respective principal amount of the Series FFF bonds set forth opposite their respective names below.

Name	Principal Amount of Series FFF Bonds
Deutsche Bank Securities Inc.	$60,834,000
Calyon Securities (USA) Inc.	60,833,000
Wachovia Capital Markets, LLC	60,833,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	23,750,000
Morgan Stanley & Co. Incorporated	23,750,000
Blaylock & Company, Inc.	5,000,000
Guzman & Company	5,000,000
Loop Capital Markets, LLC	5,000,000
Utendahl Capital Partners, L.P.	5,000,000

Total	$250,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Series FFF bonds is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the Series FFF bonds if any are taken.

We have been advised by the underwriters that the underwriters propose to offer the Series FFF bonds to the public initially at the price to investors set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.500% of the principal amount per Series FFF bond. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Series FFF bonds on sales to certain other dealers. After the initial public offering, the price to investors and concessions may be changed.

The Series FFF bonds are a new issue of securities with no established trading market. There can be no assurance of a secondary market for the Series FFF bonds or the continued liquidity of such market if one develops. The underwriters have informed us that they intend to make a market in the Series FFF bonds but are under no obligation to do so and such market making may be terminated at any time without notice.

In order to facilitate the offering of the Series FFF bonds, Deutsche Bank Securities Inc., Calyon Securities (USA) Inc. or Wachovia Capital Markets, LLC, as representatives of the underwriters, or any of their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the price of the Series FFF bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Series FFF bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Series FFF bonds, the representatives may bid for, and purchase, the Series FFF bonds in the open market. The representatives may reclaim selling concessions allowed to an underwriter or dealer for distributing the Series FFF bonds in the offering, if the representatives repurchase previously distributed Series FFF bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series FFF bonds above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Series FFF bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series FFF bonds. As a result, the price of the Series FFF bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the Series FFF bonds. In addition, neither we nor any of the underwriters makes any representation that the transactions will be engaged in or that the transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters may make the Series FFF bonds available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the Series FFF bonds available to their customers through the internet distributions on the same terms as distributions made through other channels.

The underwriters and certain of their affiliates and associates may engage in transactions with us, and/or perform services, including investment banking and general financing and banking services, for us in the ordinary course of business.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.

Expenses payable by us in connection with the offering of the Series FFF bonds, excluding underwriting discounts, are estimated at $250,000.

LEGAL MATTERS

Gary W. Kyle, Chief Corporate Counsel of Sempra Energy, our ultimate parent company, will pass upon the validity of the Series FFF bonds and various other legal matters relating to the issuance and sale of the Series FFF bonds. Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the Series FFF bonds on our behalf. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters. Paul C. Pringle, a partner of Sidley Austin LLP, owns 3,483 shares of common stock of Sempra Energy.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the accompanying prospectus from our annual report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated therein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to our adoption of Financial Accounting Standards Board (FASB) Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, effective December 31, 2005, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$2,000,000,000

SAN DIEGO GAS & ELECTRIC COMPANY

Senior Unsecured Debt Securities

First Mortgage Bonds

Preferred Stock

We may offer and sell senior debt securities, first mortgage bonds and preferred stock from time to time in one or more offerings. The senior debt securities, the first mortgage bonds and the preferred stock are collectively referred to in this prospectus as the “offered securities.” This prospectus provides you with a general description of the offered securities.

Each time we sell offered securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the particular offered securities being offered at that time. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of the offered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell up to $2,000,000,000 aggregate offering price of any combination of the offered securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the offered securities that we may offer. Each time we sell offered securities, we will provide a supplement to this prospectus that contains specific information about the particular terms of the offered securities being offered at that time. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the offered securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward- looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional and national economic, competitive, political, legislative and regulatory conditions and developments;

•

actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission and other regulatory bodies in the United States;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	the availability of electricity and natural gas, weather conditions and conservations efforts;

•	war and terrorist attacks;

•	business, regulatory, environmental and legal decisions and requirements;

•	the status of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

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You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under the captions “Business and Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report, and in other reports and documents on file with the SEC. You may obtain copies of these reports and documents as described under the caption “Where You Can Find More Information” in this prospectus.

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SAN DIEGO GAS & ELECTRIC COMPANY

We are a public utility serving 3.4 million consumers in a 4,100 square mile service territory encompassing San Diego County, California and an adjacent portion of Orange County, California. We generate, purchase and distribute electricity through more than 1.3 million electric meters and purchase and distribute natural gas through more than 825,000 gas meters. We are an indirect subsidiary of Sempra Energy, a California-based Fortune 500 company. For additional information concerning us, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus.

Our offices are located at 8330 Century Park Court, San Diego, California 92123 and our telephone number is (619) 696-2000. Our web site is www.sdge.com. This reference to our web site is not an active hyperlink and the information found on our web site does not constitute a part of this prospectus.

The terms “we,” “our,” “us” and “SDG&E” are used in this document for purposes of convenience and are intended to refer to San Diego Gas & Electric Company and its subsidiaries, either individually or collectively, as the context may require.

USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities to expand and improve our utility plant, to refund and retire indebtedness, for working capital and other general corporate purposes and to replenish funds previously expended for these purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of our earnings to fixed charges and to combined fixed charges and preferred stock dividends for each of the five years in the five-year period ended December 31, 2005 and for the three-month period ended March 31, 2006:

	Years Ended December 31,					Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006
Ratio of Earnings to Fixed Charges	5.44	5.93	7.09	4.52	4.26	4.46
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	5.06	5.35	6.37	4.09	3.84	4.12

DESCRIPTION OF OFFERED SECURITIES

The following is a general description of the terms and provisions of the offered securities. These summaries are not meant to be a complete description of each offered security. This prospectus and any prospectus supplement will contain the material terms and conditions for each offered security. A prospectus supplement may add, update or change the terms and conditions of the offered securities as described in this prospectus. For more information about the offered securities, please refer to:

•	the indenture between us and U.S. Bank Trust National Association, as trustee, relating to the issuance of each series of senior debt securities by us (the “senior indenture”);

•

the mortgage and deed of trust between us and U.S. Bank Trust National Association, as trustee, relating to the issuance of each series of first mortgage bonds by us, as amended by a Second Supplemental Indenture dated as of March 1, 1948, by a Ninth Supplemental Indenture dated as of August 1, 1968, by a Tenth Supplemental Indenture dated as of December 1, 1968, by a Sixteenth Supplemental Indenture dated as of August 28, 1978 and by a Thirtieth Supplemental Indenture dated as of September 28, 1983 (collectively, the “bond indenture”); and

•	the description of our preferred stock contained in our articles of incorporation.

Forms of these documents are filed as exhibits to the registration statement. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

DESCRIPTION OF SENIOR DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following is a general description of the terms and provisions of the senior debt securities we may offer and sell by this prospectus. In this section, references to “indenture” mean the senior indenture.

The senior debt securities will be governed by the indenture. The indenture gives us broad authority to set the particular terms of each series of senior debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of senior debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to such series of senior debt securities.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the senior debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to particular sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated by reference into this prospectus or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the terms of a particular series of senior debt securities described in the applicable prospectus supplement.

General

We may issue an unlimited amount of senior debt securities under the indenture in one or more series. We are not required to issue all senior debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, we may reopen a series, without the consent of the holders of the senior debt securities of that series, for issuances of additional senior debt securities of that series. The senior debt securities will be our unsecured obligations.

Prior to the issuance of each series of senior debt securities, the terms of the particular securities will be specified in either a supplemental indenture or a board resolution and one or more officers’ certificates. We refer you to the applicable prospectus supplement for a description of the following terms of each series of senior debt securities:

•	the title of the senior debt securities;

•	any limit upon the aggregate principal amount of the senior debt securities;

•	the date or dates on which principal will be payable or the method of determining such date or dates;

•

the rate or rates or method of determination of interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; the manner (if any) of determination of such interest payment dates; and any record dates for the interest payable on the interest payment dates;

•

any obligation or option we have to redeem or purchase senior debt securities, or any option of the registered holder to require us to redeem or repurchase senior debt securities, and the terms and conditions upon which the senior debt securities will be redeemed or purchased;

•	the denominations in which the senior debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

•	any other terms of the senior debt securities that may be different from those described below.

(See Section 301.)

Ranking

The senior debt securities will be our unsecured and unsubordinated obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The senior debt securities are our obligations exclusively, and are not the obligations of our subsidiaries or our parent. Although the senior debt securities will be our senior unsubordinated obligations, the outstanding first mortgage bonds will have a claim to the assets securing the first mortgage bonds prior to any claim by holders of the senior debt securities.

Payment of Senior Debt Securities—Interest

We will pay interest on the senior debt securities on each interest payment date by check mailed to the person in whose name the senior debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a senior debt security, we will pay defaulted interest in either of the two following ways:

•

We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be from 10 to 15 days before the proposed payment date. Finally, we will pay the defaulted interest on the payment date to the registered holder of the senior debt securities as of the close of business on the special record date.

•

Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the senior debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Senior Debt Securities—Principal

We will pay principal of and any premium on the senior debt securities at stated maturity, upon redemption or otherwise, upon presentation of the senior debt securities at the office of the trustee, as paying agent. Any other paying agent initially designated for the senior debt securities of a particular series will be named in the applicable prospectus supplement. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer. Unless otherwise specified in the applicable prospectus supplement, a place for payment and registration of transfer of the senior debt securities will be provided in the Borough of Manhattan, the City of New York, New York. (See Section 1002.)

If any interest payment date, redemption date or the maturity date of the senior debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Form; Transfers; Exchanges

The senior debt securities initially will be issued in book-entry form and represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the senior debt securities that you purchase except under the limited circumstances described below under the caption “Global Securities.” If any of the senior debt securities are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

So long as the senior debt securities are in book-entry form, you will receive payments and may transfer senior debt securities only through the facilities of DTC and its direct and indirect participants as described below under the caption “Global Securities.” We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the senior debt securities and the indenture may be delivered to us and where certificated senior debt securities including the senior debt securities may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be an office of the trustee, which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

You may have your senior debt securities divided into senior debt securities of smaller authorized denominations, or combined into senior debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer senior debt securities at the office of the trustee. The trustee acts as our agent for registering senior debt securities in the names of holders and transferring senior debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the senior debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the senior debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable by us in connection with the transfer or exchange. We may block the transfer or exchange of (a) senior debt securities during a period of 15 days prior to giving any notice of redemption or (b) any senior debt security selected for redemption in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part. (See Section 305.)

Optional Redemption

The redemption provisions, if any, applicable to the senior debt securities will be set forth in the applicable prospectus supplement.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the senior debt securities to be redeemed. Once notice of redemption is mailed, the senior debt securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the senior debt securities, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. (See Section 1104.)

Senior debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once the senior debt securities are surrendered for redemption. (See Section 1105.) If only part of a senior debt security is redeemed, the trustee will deliver new senior debt securities of the same series for the remaining portion without charge. (See Section 1106.) Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior debt securities or portions thereof called for redemption.

In the event that we elect to redeem only a portion of the senior debt securities, the senior debt securities to be redeemed will be selected in accordance with the procedures of The Depository Trust Company, in the case of senior debt securities represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of senior debt securities that are not represented by a global security.

Events of Default

An “event of default” occurs with respect to the senior debt securities of any series if:

•	we do not pay any interest on any senior debt securities of the applicable series within 30 days of the due date;

•	we do not pay any principal of or premium on any senior debt securities of the applicable series on the due date;

•

we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the indenture) in the indenture or the senior debt securities of the applicable series for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding senior debt securities of the affected series;

•

default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by us, excluding our subsidiaries (including a default with respect to any other series of senior debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, or the payment of which is guaranteed by us, whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

(A) either:

(i)	such default results from the failure to pay any such indebtedness when due; or

(ii)	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

•	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

•	any other event of default specified in the prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of senior debt securities necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of senior debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount of all of the senior debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of senior debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a) we pay or deposit with the trustee a sum sufficient to pay:

•	all overdue interest on the senior debt securities of that series, other than interest which has become due by declaration of acceleration;

•	the principal of and any premium on the senior debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

•	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the senior debt securities of that series to the extent lawful; and

•	all amounts due to the trustee under the indenture; and

(b) all events of default with respect to the senior debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

(See Section 502.)

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the senior debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding senior debt securities of that series, voting as a single class, without regard to the holders of outstanding senior debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee with respect to the senior debt securities of that series; and

•	exercising any trust or power conferred on the trustee with respect to the senior debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

•	the registered holders’ directions do not conflict with any law or the indenture; and

•	the direction is not unduly prejudicial to the rights of holders of the senior debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, the indenture provides that no registered holder of senior debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy under the indenture unless:

•	that registered holder has previously given the trustee written notice of a continuing event of default;

•

the registered holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding senior debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of senior debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of senior debt securities of the affected series notice of any default under the indenture to the extent required by the Trust Indenture Act; except that in the case of an event of default of the character specified above in the third bullet under the caption “Events of Default,” no notice will be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture. (See Section 1005.)

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series, voting as a single class, without regard to the holders of outstanding senior debt securities of any other series, may waive, on behalf of all registered holders of the senior debt securities of that series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding senior debt security of that series. (See Section 513.)

Compliance with certain covenants in the indenture or otherwise provided with respect to senior debt securities of any series may be waived by the registered holders of a majority in aggregate principal amount of the senior debt securities of that series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We have agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey any of our property and assets as an entirety or substantially as an entirety to any entity, unless:

•

we are the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which we are merged or which acquires by sale, transfer, lease or other conveyance our property and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the senior debt securities and the performance of all of the covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

The indenture does not contain any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of senior debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us; or

•	to add one or more covenants for the benefit of the holders of all or any series of senior debt securities or to surrender any right or power conferred upon us; or

•

to add any additional events of default for all or any series of senior debt securities; or to change or eliminate any provision of the indenture so long as the change or elimination does not apply to any senior debt securities entitled to the benefit of such provision; or to add any new provision to the indenture, in addition to the provisions which may otherwise be added to the indenture pursuant to the other clauses of this paragraph, so long as the addition does not apply to any outstanding senior debt securities; or

•	to provide security for the senior debt securities of any series; or

•	to establish the form or terms of senior debt securities of any series, as permitted by the indenture; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•

to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of senior debt securities that do not adversely affect the interests of the holders of senior debt securities of that series in any material respect.

(See Section 901.)

With Registered Holder Consent

Subject to the following sentence, we and the trustee may, with some exceptions, amend or modify the indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the senior debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding senior debt security affected thereby:

•

change the stated maturity of the principal or interest on any senior debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any senior debt security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of senior debt securities of one or more particular series will be deemed not to affect the interests under the indenture of the holders of senior debt securities of any other series.

(See Section 902.)

Defeasance

The indenture provides, unless the terms of the particular series of senior debt securities provide otherwise, that we may, upon satisfying several conditions, be discharged from our obligations, with some exceptions, with respect to any series of senior debt securities, which we refer to as “defeasance.”

One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of and any premium and interest on those senior debt securities on the maturity dates of the payments or upon redemption.

In addition, we will be required to deliver an opinion of counsel to the effect that a holder of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the indenture.

(See Article XIII.)

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to any series of senior debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the indenture, except as noted below, when:

•	all outstanding senior debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	we deposit with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding senior debt securities of such series.

We will remain obligated to pay all other amounts due under the indenture and to perform certain ministerial tasks as described in the indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of senior debt securities may resign at any time by giving us written notice. The trustee may also be removed with respect to the senior debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding senior debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. Under certain circumstances, we may appoint a successor trustee with respect to such series and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Miscellaneous Provisions

The indenture provides that certain senior debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under the caption “Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding senior debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding senior debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series. If a record date is set for any action to be taken by registered holders of particular senior debt securities, the action may be taken only by persons who are registered holders of the respective senior debt securities on the record date. (See Section 104.)

Governing Law

The indenture and the related senior debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

DESCRIPTION OF FIRST MORTGAGE BONDS

Unless indicated differently in a prospectus supplement, the following is a general description of the terms and provisions of the first mortgage bonds we may offer and sell by this prospectus. In this section, references to the “bonds” mean the first mortgage bonds, and references to the “indenture” mean the bond indenture.

The bonds will be governed by the indenture. The indenture gives us broad authority to set the particular terms of each series of bonds, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of bonds and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to such series of bonds.

The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the bonds or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to particular sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated by reference into this prospectus or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the terms of a particular series of bonds described in the applicable prospectus supplement.

General

We may issue an unlimited amount of bonds under the indenture in one or more series. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 and only in either definitive form as registered bonds or in book-entry form. Bonds issued in definitive form will be payable, exchangeable for bonds of other authorized denominations and transferable at the office of the trustee in the Borough of Manhattan, City of New York, New York.

Prior to the issuance of each series of bonds, the terms of the particular series of bonds will be specified in a supplemental indenture. We refer you to the applicable prospectus supplement for a description of the following terms of each series of bonds:

•	the title of the bonds;

•	any limit upon the principal amount of the bonds;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates” and any record dates for the interest payable on the interest payment dates;

•

any obligation or option we have to redeem, purchase or repay bonds, or any option of the registered holder to require us to redeem or repurchase bonds, and the terms and conditions upon which the bonds will be redeemed, purchased or repaid;

•	the denominations in which the bonds will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the bonds are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global securities; and

•	any other terms of the bonds that may be different from those described below.

Security for the Bonds

The bonds will be secured by the indenture constituting a valid first lien upon all property and franchises owned by us, except as stated in the following paragraph. All of the bonds issued under the indenture will be secured on a pro rata basis, subject only to permitted liens, non-callable liens, if any, the lien of the trustee for its expenses and advances, and to the provisions relating to any sinking or similar fund for the benefit of any bonds of a particular series.

The following are not subject to the lien contained in the indenture:

•	gas, electric energy and steam produced, purchased or otherwise acquired;

•	contracts, choses-in-action and securities;

•	merchandise and appliances acquired for sale or lease and contracts for the sale of merchandise and appliances;

•	motor vehicles;

•	timber on land owned by us;

•	minerals and mineral rights in land owned by us;

•	oil, coal or gas, or related rights, in land owned by us or gas wells or oil wells or related equipment or coal mines or related equipment;

•	fuel held for consumption;

•	receivables;

•	cash; and

•	the last day of the term of any leasehold estates.

Subject to such limitations and exceptions, all property acquired by us after the date of the indenture will be further security as described in the indenture. (See the granting clauses contained in the recitals to the indenture.)

Ranking

The bonds will be our senior secured and unsubordinated obligations and will rank pari passu in right of payment with all other bonds issued under the indenture. The bonds will be senior in right of payment to our other indebtedness from time to time outstanding to the extent of the property subject to the lien of the indenture and will otherwise rank pari passu in right of payment with all of our unsecured and unsubordinated indebtedness, including the senior debt securities. The bonds are our obligations exclusively, and are not the obligations of any of our subsidiaries.

Payment of Bonds—Principal and Interest

We will pay principal of the bonds at stated maturity, upon redemption or otherwise, upon presentation of the bonds at the office of the trustee, as our paying agent. So long as the bonds are in book-entry form, we will make payments on the bonds to DTC or its nominee, as the registered owner of the bonds, by wire transfer of immediately available funds. If bonds are issued in definitive certificated form under the limited circumstances described under the caption “Global Securities,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Form; Transfers; Exchanges

The bonds initially will be issued in book-entry form and represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of

Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the bonds that you purchase except under the limited circumstances described below under the caption “Global Securities.” If any of the bonds are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

So long as the bonds are in book-entry form, you will receive payments and may transfer bonds only through the facilities of DTC and its direct and indirect participants as described below under the caption “Global Securities.” We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the bonds and the indenture may be delivered to us and where certificated bonds including the bonds may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be an office of the trustee, which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

The bonds may be divided into bonds of smaller denominations, of at least $1,000 multiples, or combined into bonds of larger denominations, so long as the total principal amount is not changed. The bonds may also contain provisions permitting the exchange or interchange of bonds from registered bonds to coupon bonds or coupon bonds to registered bonds. (See Section 10 of Article II.) You may exchange or transfer bonds at the office of the trustee. (See Section 11 of Article II.)

Optional Redemption

The bonds will be redeemable prior to maturity in the event of a sale, release, the taking by eminent domain, or the purchase by public authority of the property constituting or including all or substantially all of our electric distribution system in the City of San Diego. In that event, the entire proceeds of the disposition will be applicable only to the redemption of bonds (prorated, in amount, as between the bonds of all series then outstanding in proportion to the respective total principal amounts of the bonds of each series outstanding) and, upon our request, amounts applicable to any particular series of bonds would be applied to redeem all or a portion of the outstanding bonds of that series at the applicable redemption price for that series. (See Sections 12 and 13 of Article XI.)

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the bonds to be redeemed. Once notice of redemption is mailed, the bonds called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Redemption will not be conditional upon receipt by the trustee of monies sufficient to pay the redemption price. (See Section 2 of Article X.)

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds or portions thereof called for redemption. (See Section 6 of Article X.) We will pay the redemption price and any accrued interest once the bonds are surrendered for redemption. If only a portion of the bonds are redeemed, the trustee will deliver new bonds of the same series for the remaining portion without charge.

In the event that we elect to redeem only a portion of the bonds, the bonds to redeemed will be selected in accordance with the procedures of The Depository Trust Company, in the case of bonds represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of bonds that are not represented by a global security.

Issuance of Additional Bonds

Additional bonds secured by the indenture may be issued on the basis of:

(a)

60% of the lesser of the cost or fair market value of specified additions to our properties, after deducting the net amount of the property retirements, that have not been previously applied as a credit against maintenance fund payments or applied to the issuance of additional bonds, the withdrawal of cash deposited with the trustee or other indenture purposes (See Article V.);

(b)	the principal amount of bonds retired under the indenture and not previously applied as a credit against maintenance fund payments or applied to the issuance of additional bonds, the withdrawal of cash deposited with the trustee or other indenture purposes (See Article VI.); and

(c)	the deposit of an equal amount of cash with the trustee. (See Article VII.)

However, no additional bonds (except certain types of refunding bonds) may be issued unless the earnings applicable to bond interest for a consecutive 12-month period within the preceding 15 months are at least equal to the greater of two and one-half times the annual interest requirements on, or 10% of the principal amount of, all outstanding bonds and the bonds to be issued. (See Articles V, VI and VII.)

Additional bonds which may be issued may vary from any existing bonds as to maturity, interest rate, redemption prices, sinking fund and in certain other respects. (See Article II.)

In addition, we may, from time to time, without notice to or consent of the holders of the bonds of the applicable series, increase the principal amount of any series of bonds under the indenture and issue such increased principal amount, or any portion thereof. Any additional bonds so issued will have the same form and terms (other than the date of issuance, under certain circumstances, the date from which interest thereon will begin to accrue and the first payment date) as the bonds of the series previously issued and will form a single series with the previously issued bonds.

Maintenance Fund

We will pay to the trustee annually on May 1, as a maintenance fund, an amount equal to 15% of our gross operating revenues, as defined in the indenture, for the preceding calendar year, less, at our option, credits for the following:

(a)	maintenance expenses,

(b)	the principal amount of bonds retired under the indenture and not previously applied as a credit against maintenance fund payments or applied to the issuance of additional bonds, the withdrawal of cash deposited with the trustee or other indenture purposes,

(c)	the lesser of the cost or fair market value of specified additions to our properties that have not been previously applied as a credit against maintenance fund payments or applied to the issuance of additional bonds, the withdrawal of cash deposited with the trustee or other indenture purposes, and

(d)	15% of that portion of our gross operating revenues attributable to rate increases granted to us since July 1, 1973 to offset increases in our cost of fuel for electric generation and natural gas.

Cash deposited in the maintenance fund may be withdrawn on the basis of retirements of bonds and property additions. (See Article IX.)

Events of Default

A “completed default” occurs with respect to the bonds of any series under the indenture if:

•	we do not pay any principal on any bonds of the applicable series on the due date;

•	we do not pay any interest on any bonds of the applicable series within 30 days of the due date;

•	a court holds that we are bankrupt or enters an order approving a petition seeking our reorganization, unless such judgment or order is vacated within 30 days;

•	a receiver of all or substantially all of our property is appointed, unless such appointment is vacated within 90 days;

•

we file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, consent to the appointment of a receiver or file a petition or answer seeking reorganization or a petition to take advantage of any insolvency act; or

•

we fail to perform any other covenant or agreement contained in the indenture, any supplemental indenture or any bond secured by the indenture for 60 days following the mailing to us by the trustee or registered holders of at least 15% of the principal amount of the outstanding bonds of a written demand that such failure be cured.

(See Section 1 of Article XII.)

Remedies

Acceleration

If a completed default occurs and is continuing, then the trustee may, and upon the written request of the registered holders of at least a majority in principal amount of the outstanding bonds shall, by notice in writing to us, declare the principal amount of all of the outstanding bonds, together with accrued and unpaid interest thereon, to be immediately due and payable. (See Section 1 of Article XII.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to all outstanding bonds, but before the sale of any mortgaged and pledged property, the declaration of acceleration can be rescinded by written notice to us and the trustee from the registered holders of a majority in principal amount of the outstanding bonds, if:

(1)	we pay or deposit with the trustee a sum sufficient to pay all overdue installments of interest upon all the outstanding bonds, with interest on overdue installments of interest at the rate of six percent (6%) per annum, together with all sums paid or advanced by the trustee under any provision of the indenture and the reasonable and proper charges, expenses and liabilities of the trustee, its agents, attorneys and counsel, and all other sums payable by us under the indenture, except the principal of, and interest accrued since the next preceding interest date on, the bonds due and payable solely by virtue of such declaration; and

(2)	all completed defaults with respect to the bonds have been remedied. (See Section 1 of Article XII.)

Remedies with Respect to Mortgaged Property

To the extent permitted by law, upon the occurrence of one or more completed defaults, the trustee, upon demand to us, may take actual possession of and enter, hold, operate and manage all of the mortgaged property. The trustee will receive the rents, income, issues and profits from the mortgaged property and will pay the costs and expenses of taking, holding, operating and managing the mortgaged property, including reasonable compensation to the trustee and its agents and counsel, taxes, assessments and expenses for any repairs, alterations and improvements. The remainder of the amount received by the trustee will be applied as follows:

•	if none of the principal of the bonds has become due, to the payment of the interest in default, with interest on the overdue installments at the rate of 6% per annum; or

•

if the principal on any of the bonds shall have become due, to the payment of the interest in default, with interest on the overdue installments at the rate of 6% per annum and then to the payment of the principal of all bonds then due.

(See Section 2 of Article XII.)

Upon the occurrence of one or more completed defaults, the trustee may sell the mortgaged property in its entirety or in such parcels as the holders of a majority in principal amount of the bonds outstanding request in writing, or absent such request, as the trustee may determine, at public auction in San Diego, California, or such other place as may be required by law or by court order. (See Section 3 of Article XII.)

Upon the occurrence of a default by us in the performance of any of the covenants or conditions of the indenture, the trustee will have the right and power to take appropriate judicial proceedings for the enforcement of its rights and the rights of the bondholders. The trustee may, and upon being requested to do so by the registered holders of a majority in principal amount of the outstanding bonds that are affected by the default must, proceed to enforce payment of the outstanding bonds and to sell the property subject to the lien of the indenture. (See Section 4 of Article XII.)

Notice Regarding Remedies with Respect to Mortgaged Property

Any foreclosure on the mortgaged property by the trustee may be limited by applicable California law. Section 726 of the California Code of Civil Procedure provides that any action to recover on a debt or other right secured by a mortgage or a deed of trust on real property or an estate for years therein must comply with the provisions of that section, which provisions relate to and specify the procedures for the sale of encumbered property or an estate for years therein, the application of proceeds, the rendition in certain cases of a deficiency judgment, and other related matters. We advise you that in such an action or proceeding, the debtor may require the creditor to exhaust all of its security before a personal judgment may be obtained against the debtor for a deficiency. We also advise you that failure to comply with the provisions of Section 726 may result in the extinguishment of the liens on the mortgaged property and the loss of your right to a deficiency judgment. Section 580d of the California Code of Civil Procedure provides that no deficiency judgment will be rendered on a note secured by a deed of trust or mortgage on real property after sale of the real property under the power of sale contained in such deed of trust or mortgage.

Control by Registered Holders; Limitations

The registered holders of a majority in principal amount of the outstanding bonds, by written notice to the trustee, will have the right to reasonably direct the method and place of conducting any proceeding for any remedy available to the trustee with respect to all outstanding bonds. (See Section 5 of Article XII.)

In addition, the indenture provides that no holder of bonds will have any right to institute any suit, action or proceeding, at law or in equity, with respect to the indenture or for the appointment of a receiver or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing default;

•

the registered holders of at least 25% in aggregate principal amount of the (i) outstanding bonds, or (ii) the bonds then outstanding primarily affected by such default, have so requested the trustee in writing and afforded it reasonable opportunity to exercise its powers under the indenture; and

•	the holders have offered the trustee reasonable security satisfactory to the trustee and indemnity against costs and liabilities incurred in complying with the request.

However, the forgoing restrictions will not affect or impair the right of any registered holder, to the extent permitted by law, to enforce the payment of the principal of and interest on such holder’s bond at and after the maturity thereof or as accelerated by call for redemption thereof, or our obligation, which is absolute and unconditional, to pay the principal of and interest and premium, if any, on each of the bonds to the respective holders thereof at the time and place expressed in the bonds and in the notice of redemption, if any; provided, however, that no bondholder shall be entitled to take any action or institute any such suit to enforce the payment of such holder’s bond, whether for principal, interest or premium, if and to the extent that the taking of such action or the institution or prosecution of any such suit or the entry of judgment therein would under applicable law result in a surrender, impairment, waiver or loss of the lien of the indenture upon the mortgaged and pledged property, or any part thereof, as security for bonds held by any other bondholder. (See Section 15 of Article XII.)

Notice of Default

The trustee is required to give the bondholders notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived, within 90 days after the occurrence of a default known to the trustee within such period, within 40 days after the trustee learns of a default; provided however that, except in the case of default in the payment of principal or interest of any bonds, or in the payment of any maintenance fund installment, the trustee may withhold notice of default if and so long as the board of directors, the executive committee of the board of directors, or a trust committee of directors or responsible officers of the trustee in good faith determine that the withholding of notice is in the interest of the bondholders. (See Section 8 of Article XV.)

Consolidation, Merger and Conveyance of Assets as an Entirety, No Financial Covenants

Nothing in the indenture prevents us from consolidating or merging with or into any corporation or any conveyance, transfer or lease of all of our mortgaged and pledged property as an entirety to any corporation, provided that:

•

the terms of the transaction fully preserve and do not impair the lien on the mortgaged and pledged property securing the bonds, or the efficiency or security of the indenture, or any of the rights or powers of the trustee or the holders of the outstanding bonds under the indenture;

•

upon any such consolidation, merger, conveyance or transfer, or upon any such lease where the term of such lease extends beyond the maturity date of any series of bonds, the due and punctual payment of the principal and interest of all the bonds and the performance of all of our covenants and conditions of the indenture shall be assumed by the corporation formed by such consolidation or into which such merger is made or which acquired the mortgaged property as an entirety, or by the lessee under any such lease; and

•	any lease or transfer shall be subject to immediate termination at any time during the continuance of a completed default.

(See Section 1 Article XIV.)

The indenture does not contain any financial covenants.

Modification of the Indenture

With our consent, the provisions of the indenture may be changed by the affirmative vote or consent of the registered holders of 66 2/3% in principal amount of the bonds then outstanding. However, the maturity of any bonds may not be extended, the interest rate may not be reduced and the terms of payment of principal or interest may not be changed without the consent of the registered holder of the applicable bond. (See Section 6 of Article XVII.)

Satisfaction and Discharge

The lien on our property securing the bonds will be cancelled and discharged when the bonds have been paid or when we deposit with the trustee sufficient amounts to repay the outstanding principal and interest and irrevocably instruct the trustee to repay the bonds. (See Article XVI.)

Release Provisions

In the absence of a completed default, we may, free from the lien of the indenture and at any time without any release by the trustee, sell obsolete equipment, materials and supplies for not less than the fair value thereof, provided they are replaced by other equipment, materials and supplies of equivalent or greater value, and real property worth less than $2,000 if the proceeds are deposited with the trustee. In the absence of a completed default, we may also surrender, modify or change any franchise or governmental consent or permit, so long as we may still conduct our business in the same territory for the same time or until we determine that the conduct of such business is no longer desirable. (See Section 2 of Article XI.)

The indenture also contains provisions for the release of property by the trustee (i) in the absence of a completed default upon a sale or exchange, and (ii) for property taken by eminent domain, provided that the proceeds of any sale, exchange or taking by eminent domain are deposited with the trustee. (See Sections 3 and 6 of Article XI.)

Evidence of Compliance

The indenture provides that we will furnish to the trustee treasurer’s certificates, engineers’ certificates and, in certain cases, independent engineers’ certificates and independent accountants’ certificates in connection with the authentication of any bonds, the release or release and substitution of property and certain other matters, and opinions of counsel as to the lien of the indenture and certain other matters. (See Articles IV, V, VI, VII, IX and XI.)

Resignation and Removal of the Trustee

The trustee may resign at any time by giving at least 30 days written notice to us and by publishing the notice in a daily newspaper of general circulation in San Diego, California and in the Borough of Manhattan, City of New York, New York. The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding bonds. Under certain circumstances, we may appoint a successor trustee, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Sections 19 and 20 of Article XV.)

DESCRIPTION OF PREFERRED STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of the preferred stock we may offer and sell by this prospectus. The following description of our preferred stock is only a summary and is qualified in its entirety by reference to our articles of incorporation. Therefore, you should read carefully the more detailed provisions of our articles of incorporation, as amended and restated, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

We are currently authorized to issue (1) 255,000,000 shares of common stock, without par value, (2) 1,375,000 shares of cumulative preferred stock, par value $20, and (3) 10,000,000 shares of preference stock (cumulative), without par value.

As of the date of this prospectus, we have 1,373,770 shares of cumulative preferred stock outstanding, consisting of (1) 375,000 shares of “Cumulative Preferred Stock, 5% Series,” (2) 300,000 shares of “Cumulative Preferred Stock, 4.5% Series,” (3) 325,000 shares of “Cumulative Preferred Stock, 4.4% Series,” and (4) 373,770 shares of “Cumulative Preferred Stock, 4.6% Series”. We also have 2,690,000 shares of preference stock (cumulative) outstanding, consisting of (1) 1,400,000 shares of “Preference Stock (Cumulative), $1.70 Series,” (2) 640,000 shares of “Preference Stock (Cumulative), $1.82 Series,” and (3) 650,000 shares of “Preference Stock (Cumulative), $1.7625 Series.”

We may in the future amend our articles of incorporation to increase the authorized number of shares of our currently authorized cumulative preferred stock or preference stock (cumulative) or to authorize shares of one or more additional classes of preferred stock or preference stock. Any such amendment would require approval by our board of directors and approval by our shareholders. Any amendment that would increase the authorized number of shares of our currently authorized cumulative preferred stock or preference stock (cumulative) or would authorize additional classes of preferred or preference stock that would be entitled to any preference over, or be on parity with, our currently outstanding cumulative preferred stock or preference stock (cumulative) would also require approval by the registered holders of at least two-thirds of the then outstanding shares of each of our cumulative preferred stock and preference stock (cumulative).

In this section we refer to our cumulative preferred stock and our preference stock (cumulative) as the “currently authorized preferred stock.” We refer to our currently authorized preferred stock and all additional classes of preferred stock and preference stock that we may authorize as the “preferred stock.”

Preferred Stock

The preferred stock is issuable in series. Before the issuance of shares of any series of preferred stock, our board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination fixes the designation and number of shares of the series and their rights, preferences, privileges, and restrictions, including, but not limited to, the following:

(a)	the title and stated value;

(b)	voting rights, if any;

(c)	any rights and terms of redemption, including sinking fund provisions;

(d)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation, as applicable;

(e)	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

(f)	the relative ranking and preferences as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

(g)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

(h)	the provision for redemption, if applicable;

(i)	liquidation preferences;

(j)	any limitations on issuance of any class or series ranking senior or on a parity as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(k)	any other specific terms, preferences, rights, limitations or restrictions.

Our currently authorized preferred stock , including any shares that we may issue in the future, is subject to the terms and conditions set forth below under the caption “Preferred Stock—Additional Terms Applicable to Currently Authorized Preferred Stock.”

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the series of preferred stock being offered:

(a)	the number of shares being offered and the offering price per share;

(b)	the procedures for any auction and remarketing, if any;

(c)	any listing of the preferred stock on any securities exchange; and

(d)	a discussion of any applicable material and/or special United States federal income tax considerations.

Additional Terms Applicable to Currently Authorized Preferred Stock

Except as otherwise set forth below, the following provisions are applicable to all series of our currently authorized preferred stock, including currently outstanding shares and any additional shares that we may issue.

Ranking

All shares of currently authorized preferred stock rank equally with one another and senior to our common stock with respect to dividends and rights upon our liquidation, dissolution or winding up.

Dividend Rights

Registered holders of currently authorized preferred stock of each series are entitled to receive, when and as declared by our board of directors, out of our surplus or net profits, cumulative dividends at the full annual rate indicated in the title of each series, payable quarterly at dates fixed by the board of directors. Accumulations of dividends do not bear interest. Dividends on the shares of each series accrue from the date on which we initially issue the shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the registered holders of each series of the currently authorized preferred stock are entitled to receive out of our assets available for distribution to shareholders, the liquidation preference established for the shares of the series before any distribution of assets is made to the holders of common stock or any other security ranking junior to the currently authorized preferred stock.

The involuntary liquidation preference is $20 per share for all currently outstanding series of the cumulative preferred stock and $25 per share for all currently outstanding series of the preference stock (cumulative), other than the Preference Stock (Cumulative) $7.20 Series, without par value, which has an involuntary liquidation preference of $100. The voluntary liquidation preferences are the same as the redemption prices for all preferred stock. In addition to such liquidation preferences, in the event of our liquidation, dissolution or winding up, the holders of the preferred stock are also entitled to receive any accrued and unpaid dividends thereon, whether or not declared, through the date of such liquidation, dissolution or winding up before any distribution of assets is made to the holders of the common stock or any other security ranking junior to the currently authorized preferred stock.

General Voting Rights

The holders of the cumulative preferred stock are entitled to two votes per share on all questions upon which the holders of common stock are entitled to vote. The holders of preference stock (cumulative) have no general voting rights, except as required by applicable state law.

Special Voting Rights

The affirmative consent of the registered holders of at least two-thirds of the aggregate number of shares of currently authorized preferred stock at the time outstanding are required to:

(a)	increase the authorized number of shares of currently authorized preferred stock or authorize any class of stock with any preference over, or on a parity with, the currently authorized preferred stock, unless the new class has parity or priority as to dividends or assets only and the proceeds from the sale thereof are to be used to redeem the outstanding series with respect to which there will be a priority or parity;

(b)	change any of the provisions relating to the currently authorized preferred stock, or any series thereof, which would change the express terms or provisions thereof in any manner prejudicial to the holders thereof, except that if such change is prejudicial only to the holders of less than all series, only the consent of the holders of at least two-thirds of the shares of the series so affected is required; or

(c)	merge with or consolidate into any other corporation or corporations, except a wholly-owned subsidiary.

If unpaid dividends on the outstanding shares of currently authorized preferred stock, or any series thereof, were to equal eight full quarterly dividends, then, until all dividends in default have been paid or declared and set aside, the holders of such shares, voting separately as a class, would be entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors, and the holders of the common stock would be entitled to elect the remaining directors.

Pre-Emptive, Subscription and Conversion Rights, and Non-Assessability

The currently authorized preferred stock does not have any pre-emptive, subscription or conversion rights, nor are the shares thereof assessable.

Redemption

The currently authorized preferred stock may be redeemed, in whole or from time to time in part, at our option, upon terms, at the times and at the redemption prices established for each series, as applicable, together with the amount of any dividends accrued or unpaid thereon to the date of redemption.

GLOBAL SECURITIES

The offered securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing offered securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of offered securities within the DTC system must be made by or through direct participants, which will receive a credit for those offered securities on DTC’s records. The ownership interest of the actual purchaser of an offered security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of offered securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased offered securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of offered securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the offered securities. DTC has no knowledge of the actual beneficial owners of the offered securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer offered securities only through the facilities of the Depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, New York where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the trustee, which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the offered securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the offered securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to offered securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the offered securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as offered securities are in book-entry form, we will make payments on those offered securities to the depositary or its nominee, as the registered owner of such offered securities, by wire transfer of immediately available funds. If offered securities are issued in definitive certificated form under the limited circumstances described below we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the payment date by the persons entitled to payment.

Principal and interest payments on the offered securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with offered securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of offered securities will not be entitled to have offered securities registered in their names and will not receive physical delivery of offered securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the offered securities and the indenture.

The laws of some jurisdictions may require that some purchasers of offered securities take physical delivery of offered securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in offered securities.

DTC is under no obligation to provide its services as depositary for the offered securities and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of a particular series of offered securities generally will not receive certificates representing their ownership interests in those offered securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of offered securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the offered securities of such series represented by one or more global securities of such series; or

•	an event of default under the indenture has occurred and is continuing with respect to the offered securities,

we will prepare and deliver certificates for the offered securities of such series in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we do not take responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the offered securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the offered securities. A prospectus supplement will describe the terms of any sale of offered securities we are offering hereunder.

To Underwriters

The prospectus supplement will name any underwriter involved in a sale of offered securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of offered securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent.

Underwriters may sell the offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities of such series if they purchase any.

Through Agents and Dealers

We will name any agent involved in a sale of the offered securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the offered securities being offered pursuant to this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the offered securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the offered securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the offered securities on any securities exchange. The offered securities will be a new issue of securities with no established trading market. Any underwriters that purchase offered securities for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any offered securities.

LEGAL MATTERS

Gary W. Kyle, Chief Corporate Counsel of Sempra Energy, our ultimate parent company, will pass upon the validity of the first mortgage bonds and the preferred stock and various other legal matters relating to the issuance and sale of the offered securities. Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the senior debt securities on our behalf. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters. Paul C. Pringle, a partner of Sidley Austin LLP, owns 3,388 shares of common stock of Sempra Energy.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this Registration Statement by reference from our annual report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to our adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, effective December 31, 2005, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Certain of our securities are listed on the American Stock Exchange, and you may inspect reports, proxy statements and other information concerning us at the offices of the exchange at 86 Trinity Place, New York, New York 10006-1817.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or from us, as indicated below. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-14201)	Period
Annual Report on Form 10-K	Year ended December 31, 2005
Current Report on Form 8-K	Filed January 4, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and any accompanying prospectus supplement through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at San Diego Gas & Electric Company, 8326 Century Park Court, San Diego, California 92123, Attention: Corporate Secretary, Telephone: (619) 696-2034.

$250,000,000

6.125% First Mortgage Bonds, Series FFF, Due 2037

San Diego Gas & Electric Company

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

CALYON

Wachovia Securities

Merrill Lynch & Co.

Morgan Stanley

Blaylock & Company, Inc.

Guzman & Company

Loop Capital Markets, LLC

Utendahl Capital Partners, L.P.

September 17, 2007